As filed with the Securities and Exchange Commission on January 19, 2010
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Centene Corporation
(Exact name of registrant as specified in its charter)

Delaware	42-1406317
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

7711 Carondelet Avenue
St. Louis, Missouri 63105
(314) 725-4477
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith H. Williamson
Centene Corporation
7711 Carondelet Avenue
St. Louis, Missouri 63105
(314) 725-4477
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Mark Klamer, Esq.
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
(314) 259-2000
Fax: (314) 259-2020

Approximate date of commencement of proposed sale to the public:  From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
          (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered/ Proposed
	Maximum Offering Price per Unit/
Title of Each Class of	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee
Common Stock (1)	(2)	$0 (2), (3)

(1)	Each share of common stock also represents Series A Junior Participating Preferred Stock purchase right. Such rights cannot trade separately from the underlying common stock and therefore do not carry a separate price or necessitate an additional registration fee.

(2)	An indeterminate aggregate initial offering price and number or amount of the securities is being registered as may from time to time be issued at indeterminate prices.

(3)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Common Stock

We may offer and sell from time to time shares of our common stock in amounts, at prices and on terms that we will determine at the times of the offerings. We will provide specific terms of any offering in supplements to this prospectus. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer shares of common stock for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution, the underwriter’s discounts and commissions, and the terms of any overallotment options.

Our common stock is listed on the New York Stock Exchange under the symbol “CNC.”

Investing in our securities involves risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2010

No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of our common stock. Each time we offer shares of our common stock, we will provide you with a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. Unless the context otherwise requires, in this prospectus “Centene,” “we,” “us,” “our” and “ours” refer to Centene Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the SEC on October 27, 2009, and under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 23, 2009, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. See “Where You Can Find More Information.”

CENTENE CORPORATION

We are a multi-line healthcare enterprise operating in two segments: Medicaid Managed Care and Specialty Services. Our Medicaid Managed Care segment provides Medicaid and Medicaid-related health plan coverage to individuals through government subsidized programs, including Medicaid, the State Children’s Health Insurance Program, or CHIP, Foster Care, Medicare Special Needs Plans and the Supplemental Security Income Program, also known as the Aged, Blind or Disabled Program, or collectively ABD. At September 30, 2009, Medicaid accounted for 75% of our at-risk membership, while CHIP (also including Foster Care) and ABD (also including Medicare) accounted for 19% and 6%, respectively. Our Specialty Services segment provides specialty services, including behavioral health, individual health insurance, life and health management, long-term care programs, managed vision, telehealth services, and pharmacy benefits management to state programs, healthcare organizations, employer groups and other commercial organizations, as well as to our own subsidiaries. Our Specialty Services segment also provides a full range of healthcare solutions for the rising number of uninsured Americans.

Our initial health plan commenced operations in Wisconsin in 1984. We were organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001. Our corporate office is located at 7711 Carondelet Avenue, St. Louis, Missouri 63105, and our telephone number is (314) 725-4477. Our stock is publicly traded on the New York Stock Exchange under the ticker symbol “CNC.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed under the symbol “CNC” and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.centene.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus (SEC File No. 001-31826):

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 23, 2009;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on April 28, 2009;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC on July 28, 2009;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the SEC on October 27, 2009;

•	our Current Report on Form 8-K, filed with the SEC on May 8, 2009;

•	our Current Report on Form 8-K, filed with the SEC on October 2, 2009; and

•	the description of our common and preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no charge upon request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7711 Carondelet Avenue, St. Louis, Missouri 63105, telephone (314) 725-4477.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states. We evaluate possible acquisitions from time to time, although we currently have no commitments or binding agreements to make any acquisitions, and we cannot assure you that we will make any acquisitions in the future. We are currently in negotiations on non-binding letters of intent that would expand our programs in our existing and new states; however, the proposed purchase prices for these acquisitions would not be material individually or in the aggregate. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

All statements, other than statements of current or historical fact, contained in this prospectus are forward-looking statements. We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “should,” “can,” “continue” and other similar words or expressions in connection with, among other things, any discussion of future operating or financial performance. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Actual results may differ from projections or estimates due to a variety of important factors, including:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses;

•	competition;

•	changes in healthcare practices;

•	changes in federal or state laws or regulations;

•	inflation;

•	provider contract changes;

•	new technologies;

•	reduction in provider payments by governmental payors;

•	major epidemics or pandemics;

•	disasters and numerous other factors affecting the delivery and cost of healthcare;

•	the expiration, cancellation or suspension of our Medicaid managed care contracts by state governments;

•	availability of debt and equity financing, on terms that are favorable to us; and

•	general economic and market conditions.

The risk factors set forth or incorporated by reference above in the section entitled “Risk Factors” contains a further discussion of these and other important factors that could cause actual results to differ from expectations. We disclaim any current intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Due to these important factors and risks, we cannot give assurances with respect to our future premium levels or our ability to control our future medical costs.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and the provisions of our certificate of incorporation and by-laws. It also summarizes some relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law or the DGCL. Since the terms of our certificate of incorporation, by-laws, and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC as described under the heading “Where You Can Find More Information.”

General

Centene’s authorized capital stock consists of 110 million shares, of which:

•	100 million shares are designated as common stock, par value $.001 per share, and

•	10 million shares are designated as preferred stock, par value $.001 per share.

As of January 15, 2010, Centene had 43,221,757 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution. Holders of common stock have no cumulative voting rights. The common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and nonassessable.

We may issue additional shares of authorized common stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law.

The transfer agent and registrar for the common stock is BNY Mellon Investor Shareowner Services. Information about BNY Mellon Investor Shareowner Services may be obtained at (888) 213-0965. Our common stock is listed on the NYSE under the symbol “CNC.”

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. All of the terms of the preferred stock are, or will be contained in our certificate of incorporation or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

Our board of directors is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to 10 million shares of preferred stock from time to time. Our board of directors has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices,

•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series,

•	entitled to such rights upon the dissolution of Centene or upon any distribution of our assets, or

•	convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

In connection with the rights plan described below, our board of directors has designated 100,000 shares of preferred stock as Series A Junior Participating Preferred Stock, $0.001 par value per share, the terms of which are set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Secretary of State of the State of Delaware on August 30, 2002, as it may be amended from time to time, and are summarized below under “— Rights Plan.”

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common and preferred stock unless our board of directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

Rights Plan

On August 26, 2002, our board of directors declared a dividend of one Right for each outstanding share of our common stock to our stockholders of record at the close of business on September 10, 2002, which we refer to as the record date. As a result of previous automatic adjustments under the Rights Agreement, dated as of August 30, 2002, for our stock splits in July 2003 and December 2004 (effected in the form of stock dividends), each share of our common stock is currently associated with one-third of a Right, which entitles its registered holder to purchase from Centene (or receive the value of) one three-thousandth of a share of our Series A Junior Participating Preferred Stock. On April 23, 2007, we executed Amendment No. 1 to the Rights Agreement providing for a purchase price of $95 per one three-thousandth share of this preferred stock, subject to adjustment.

The description and terms of the Rights are set forth in the Rights Agreement and in Amendment No. 1 to that agreement.

Currently, the Rights are not exercisable and will be attached to all certificates representing outstanding shares of our common stock, and no separate certificate representing the Rights, called a Rights Certificate, will be distributed. The Rights will separate from our common stock, and the distribution date will occur, upon the earlier of:

•	ten business days following the first date of a public announcement that a person or group of affiliated or associated persons, called an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or

•	ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock, which date we refer to as the distribution date.

The distribution date may be deferred in certain circumstances by our board of directors. In addition, certain inadvertent acquisitions will not trigger the occurrence of the distribution date. Until the distribution date (or earlier redemption or expiration of the Rights):

•	the Rights will be evidenced by our common stock certificates outstanding on the record date or by new certificates representing common stock issued after the record date which contain a notation incorporating the Rights Agreement by reference,

•	the Rights will be transferred with and only with such certificates, and

•	the surrender for transfer of any certificates representing shares of our common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the distribution date and will expire upon the close of business on August 30, 2012, called the final expiration date, unless earlier redeemed or exchanged. As soon as practicable after the distribution date, separate Rights Certificates will be mailed to the holders of record of our common stock as of the close of business on the distribution date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by our board of directors, and except for shares of our common stock issued upon exercise, conversion or exchange of then outstanding options, convertible or exchangeable securities or other contingent obligations to issue shares or pursuant to any employee benefit plan or arrangement, only shares of our common stock issued prior to the distribution date will be issued with Rights.

If any person becomes an acquiring person, then, promptly following the first occurrence of such event, each holder of a Right shall thereafter have the right to receive, upon exercise, that number of shares of our common stock, or, in certain circumstances, cash, property or other securities, which equals the purchase price divided by 50% of the current market price per share of our common stock at the date of the occurrence of such event. However, Rights are not exercisable following such event until such time as the Rights are no longer redeemable by us. Notwithstanding any of the foregoing, following the occurrence of such event, all

Rights that are, or, under certain circumstances, were, beneficially owned by any acquiring person will be null and void. We refer to this event as an “A Trigger Event.”

For example, at a purchase price of $90, each one-third of a Right not owned by an acquiring person following an A Trigger Event would entitle its holder to purchase for $90 such number of shares of our common stock as equals $90 divided by one-half of the current market price of our common stock. Assuming that our common stock had a market price of $30 per share at such time, the holder of each valid one-third of a Right would be entitled to purchase six shares of our common stock, having a market value of 6 x $30, or $180, for $90.

If, after any person becomes an acquiring person,

•	we are consolidated with, or merged with and into, another entity and we are not the surviving entity of such consolidation or merger or if we are the surviving entity, but shares of our outstanding common stock are changed or exchanged for stock or securities, cash or any other property, or

•	more than 50% of our assets or earning power is sold or transferred,

then each holder of a Right shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price divided by 50% of the current market price of such common stock at the date of the occurrence of the event. We refer to this event as a “B Trigger Event.”

For example, at an exercise price of $90, each valid one-third of a Right following a B Trigger Event would entitle its holder to purchase for $90 such number of shares of common stock of the acquiring company as equals $90 divided by one-half of the current market price of such common stock. Assuming that such common stock had a market price of $30 per share at such time, the holder of each valid one-third of a Right would be entitled to purchase six shares of common stock of the acquiring company, having a market value of 6 x $30, or $180, for $90.

At any time after the occurrence of an A Trigger Event, when no person owns a majority of our common stock, our board of directors may exchange the Rights in whole or in part, at an exchange ratio of one share of our common stock, or one one-thousandth of a share of our preferred stock, or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per Right.

The purchase price payable and the number of units of our preferred stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, our preferred stock,

•	if holders of our preferred stock are granted certain rights or warrants to subscribe for our preferred stock or convertible securities at less than the then-current market price of our preferred stock, or

•	upon the distribution to holders of our preferred stock of evidences of indebtedness or assets or of subscription rights or warrants.

The number of Rights associated with each share of our common stock is also subject to adjustment in the event of a stock split of our common stock or a stock dividend on our common stock payable in common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the distribution date.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional shares of our preferred stock, other than fractions which are integral multiples of one one-thousandth of a share of our preferred stock, will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of our preferred stock on the last trading date prior to the date of exercise.

Preferred stock purchasable upon exercise of the Rights will not be redeemable. Each share of our preferred stock will be entitled to receive, when, as and if declared by our board of directors, a minimum preferential quarterly dividend payment of $10 per share or, if greater, an aggregate dividend of 3,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of our preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus an amount equal to accrued and unpaid dividends, and will be entitled to an aggregate payment of 3,000 times the payment made per share of our common stock. Each share of our preferred stock will have 3,000 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of our preferred stock will be entitled to receive 3,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions. Because of the nature of our preferred stock’s dividend, liquidation and voting rights, the value of one three-thousandth of a share of our preferred stock purchasable upon exercise of each one-third of a Right should approximate the value of one share of our common stock.

At any time prior to the earlier of the tenth business day after the stock acquisition date or the final expiration date, we may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, called the redemption price, payable in cash or stock, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction following August 30, 2002. Immediately upon the redemption of the Rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. The Rights may also be redeemable following certain other circumstances specified in the Rights Agreement.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Although the distribution of the Rights should not be taxable to our stockholders or to us, our stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock or for common stock of an acquiring company as set forth above.

Any provision of the Rights Agreement, other than the redemption price, may be amended by our board of directors prior to such time as the Rights are no longer redeemable. Once the Rights are no longer redeemable, our board of directors’ authority to amend the Rights is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of Rights.

The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the board of directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offer or willing to make an offer at a fair price and determined by the board. The Rights should not interfere with any merger or other business combination approved by the board of directors.

Limitation on Liability of Directors; Indemnification

Our certificate of incorporation provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Our certificate of incorporation further provides that any repeal or modification of this limitation of liability by our stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Our certificate of incorporation requires that we indemnify our directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the board of directors. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The board of directors may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in our certificate of incorporation and by-laws may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

Some of the provisions in our certificate of incorporation and by-laws, as well as our rights plan, and Delaware law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Centene;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our stockholders; and

•	limiting our stockholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our certificate of incorporation and by-laws that could have the effects described above. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Business Combination Statute.  We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Other Supermajority Voting Requirements.  In addition to the supermajority requirement for certain business combinations discussed above, Centene’s certificate of incorporation also contains other supermajority requirements, including:

•	a requirement that the vote of 75% of the outstanding shares of common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required to remove a director, with or without cause; and

•	a requirement that the vote of 75% of the outstanding shares of common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required for the stockholders to adopt, amend, alter or repeal the by-laws; and

•	a requirement that any amendment or repeal of specified provisions of Centene’s certificate of incorporation (including provisions relating to directors and amendment of our by-laws) must be approved by at least 75% of the outstanding shares of our common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors.

Actions at Meetings of Stockholders; Special Meetings.  Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or some of our officers. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or management.

Classified Board of Directors.  Our certificate of incorporation and by-laws provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Stockholders, Fix the Size of the Board of Directors.  Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than eleven directors.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders.  Under our certificate of incorporation and by-laws, any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Advance Notice for Stockholder Proposals.  Our by-laws contain provisions requiring that advance notice be delivered to Centene of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Ordinarily, the stockholder must give notice not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or after such date, notice by the stockholder must be received not later than the 10th day following the day on which such notice of the date of the meeting was mailed or on which such public notice was given. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us to purchasers; or

•	through a combination of any of these methods.

We will describe the details of any such offering and the plan of distribution for any securities offering in a prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Centene Corporation as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein and in the prospectus supplement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

SEC Registration Fee (1)	—
Accounting Fees and Expenses (2)	—
Legal Fees and Expenses (2)	—
Printing and Engraving Expenses (2)	—
Miscellaneous Expenses (2)	—
Total	—

(1)	Omitted because the registration fee is being deferred pursuant to Rule 456(b) and 457(r).

(2)	Because an indeterminate amount of securities are covered by this registration statement, the expenses in connection with the issuance and distribution of securities cannot be estimated.

Item 15.	Indemnification of Officers and Directors.

Section 102 of the General Corporation Law of the State of Delaware, as amended (the “DGCL” or “Delaware law”), allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by us or in our right as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted under Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock re-purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our by-laws further provide that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

•	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain general liability insurance on behalf of our directors and executive officers insuring them against any liability asserted against them based on acts or omissions in their capacities as directors or officers or arising out of such status.

Item 16.	Exhibits

A list of exhibits filed herewith or incorporated by reference herein is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of

1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on the 19th day of January, 2010.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Name:     Michael F. Neidorff

Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael F. Neidorff Michael F. Neidorff	Chairman and Chief Executive Officer (Principal Executive Officer)	January 19, 2010

/s/ William N. Scheffel William N. Scheffel	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 19, 2010

/s/ Jeffrey A. Schwaneke Jeffrey A. Schwaneke	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	January 19, 2010

/s/ Richard A. Gephardt * Richard A. Gephardt	Director	January 19, 2010

/s/ John R. Roberts * John R. Roberts	Director	January 19, 2010

/s/ Steve Bartlett * Steve Bartlett	Director	January 19, 2010

/s/ Pamela A. Joseph * Pamela A. Joseph	Director	January 19, 2010

/s/ Tommy G. Thompson * Tommy G. Thompson	Director	January 19, 2010

/s/ Robert K. Ditmore * Robert K. Ditmore	Director	January 19, 2010

	Signature	Title	Date

/s/ Fred H. Eppinger * Fred H. Eppinger		Director	January 19, 2010

/s/ David L. Steward * David L. Steward		Director	January 19, 2010

*By:	/s/ Michael F. Neidorff Michael F. Neidorff Attorney-in-Fact

EXHIBIT INDEX

Exhibit			Incorporated by Reference Herein
Number		Description	Reference	Date Filed

1.1		Form of Underwriting Agreement*
3.1		Certificate of Incorporation of Centene Corporation	Exhibit 3.2 to Form S-1	October 9, 2001
3	.1a	Certificate of Amendment to Certificate of Incorporation of Centene Corporation, dated November 8, 2001	Exhibit 3.2a to Form S-1/A	November 13, 2001
3	.1b	Certificate of Amendment to Certificate of Incorporation of Centene Corporation as filed with the Secretary of State of the State of Delaware	Exhibit 3.1b to Form 10-Q	July 26, 2004
3.2		By-laws of Centene Corporation	Exhibit 3.4 to Form S-1	October 9, 2001
4.1		Amended and Restated Shareholders’ Agreement, dated September 23, 1998	Exhibit 4.2 to Form S-1	October 9, 2001
4.2		Rights Agreement between Centene Corporation and Mellon Investor Services LLC, as Rights Agent, dated August 30, 2002	Exhibit 4.1 to Form 8-K	August 30, 2002
4	.2a	Amendment No. 1 to Rights Agreement by and between Centene Corporation and Mellon Investor Services LLC, as right agent, dated April 23, 2007.	Exhibit 4.1 to Form 8-K	April 26, 2007
4.3		Indenture for the 7 1/4% Senior Notes due 2014 dated March 22, 2007 among Centene Corporation and The Bank of New York Trust Company, N.A., as trustee.	Exhibit 4.3 to Form S-4	May 11, 2007
5.1		Opinion of Bryan Cave LLP
23.1		Consent of Independent Registered Public Accounting Firm
23.2		Consent of Bryan Cave LLP (included in Exhibit 5.1 to this Registration Statement)
24.1		Power of Attorney

*	Indicates document to be filed as an exhibit to a report on Form 8-K or Form 10-Q pursuant to Item 601 of Regulation S-K and incorporated herein by reference.